Exhibit 99.(a)(2)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	CION GCM Infrastructure Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

First: The name of the trust is CION Grosvenor Infrastructure Fund (the "Company")

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8th day of November, 2023 A.D.

By:	/s/ Stephen Roman
Trustee

Name:	Stephen Roman, Counsel